                          SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                     SUNQUEST INFORMATION SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                     SUNQUEST INFORMATION SYSTEMS, INC.
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                                [Sunquest Logo]

Dear Fellow Shareholder:

  I am pleased to invite you to attend the 2001 Annual Meeting of the Shareholders of Sunquest Information Systems, Inc. which will be held at the Viscount Suite Hotel, 4855 East Broadway Blvd., Tucson, Arizona, on Wednesday, April 25, 2001, at 9:00 A.M., local time. The formal Notice of Annual Meeting, the Proxy Statement, a proxy card and a copy of the Company's Annual Report for 2000 accompany this letter. The Annual Meeting is open to all shareholders or their authorized representatives. We hope that you will be able to attend.

  At the meeting, we will report on the operations, progress and plans of the Company and give you an opportunity to ask questions. Your Board of Directors and the executive officers of the Company look forward to personally greeting those shareholders who are able to attend.

  It is important that your shares are represented at this meeting, whether or not you attend the meeting in person, and regardless of the number of shares you own. To be sure your shares are represented, we urge you to complete and mail the enclosed proxy card as soon as possible.

  I hope to see you on April 25th.


                                         /s/ Sidney A. Goldblatt

                                           Sidney A. Goldblatt
                                  Chairman and Chief Executive Officer

Tucson, Arizona
March 28, 2001

                      SUNQUEST INFORMATION SYSTEMS, INC.
                         4801 East Broadway Boulevard
                          Tucson, Arizona 85711-3609

                          NOTICE OF ANNUAL MEETING OF
                   SHAREHOLDERS TO BE HELD ON APRIL 25, 2001

To: The Shareholders of Sunquest

  Notice is hereby given that the Annual Meeting of the shareholders of Sunquest Information Systems, Inc. will be held at the Viscount Suite Hotel, 4855 East Broadway Blvd., Tucson, Arizona, on Wednesday, April 25, 2001, at 9:00 A.M., local time, for the following purposes:

  (a) To elect a board of six directors to serve for a term of one year and until their respective successors are duly elected and qualified.

  (b) To ratify the selection of Ernst & Young LLP to audit the books and accounts of the Company for the year ending December 31, 2001.

  (c) To transact such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

  The Board of Directors has fixed the close of business on March 16, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

  Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly. You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the Annual Meeting.

                                                   By Order of the Board of
                                                          Directors,

                                                       Nina M. Dmetruk
                                                          Secretary

Tucson, Arizona
March 28, 2001

               YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES
                         YOU OWNED ON THE RECORD DATE.

PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE IT, SIGN IT AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                                PROXY STATEMENT

                      SUNQUEST INFORMATION SYSTEMS, INC.
                         4801 East Broadway Boulevard
                          Tucson, Arizona 85711-3609

                                March 28, 2001

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Sunquest Information Systems, Inc. (the "Company"), for use at the Company's 2001 Annual Meeting of Shareholders (together with any adjournments thereof, the "Annual Meeting") to be held on Wednesday, April 25, 2001, at 9:00 A.M., local time, at the Viscount Suite Hotel, 4855 East Broadway Blvd., Tucson, Arizona, for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment thereof. This Proxy Statement and the enclosed form of proxy and Annual Report for 2000 are first being sent to shareholders on or about March 28, 2001.

  The Board has fixed the close of business on March 16, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). As of the Record Date there were 15,568,890 shares of Common Stock outstanding. Each share of Common Stock of the Company is entitled to one vote per share on each matter properly brought before the Annual Meeting. There is no cumulative voting in the election of directors.

  Shares can be voted at the Annual Meeting only if the shareholder is present in person or represented by proxy. If the enclosed proxy is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, shares represented by executed proxies will be voted as recommended by the Board. The accompanying proxy may be revoked by the shareholder at any time prior to its use by giving notice of such revocation in writing to the Secretary of the Company, c/o Sunquest Information Systems, Inc., 1407 Eisenhower Boulevard, Suite 200, Johnstown, Pennsylvania 15904, or by delivering a duly executed proxy bearing a later date, provided such notice or proxy is actually received by the Company prior to the taking of any vote at the Annual Meeting.

  Brokers, banks and other nominee holders will be requested to obtain voting instructions of beneficial owners of stock registered in their names, and shares represented by a duly executed proxy submitted by such a nominee holder on behalf of such a beneficial owner will be voted to the extent instructed by the nominee holder on the proxy card. Rules applicable to nominee holders may preclude them from voting shares held by them in nominee capacity on certain kinds of proposals unless they receive voting instructions from the beneficial owners of the shares (the failure to vote in such circumstances is referred to as a "broker non-vote").

  The Board knows of no matters which are to be brought before the Annual Meeting other than those set forth in the accompanying notice. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy card, or their duly appointed substitutes, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

  A quorum for the transaction of business at the Annual Meeting will require the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast on a particular matter to be acted upon at the meeting. Abstentions and broker non-votes are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on any matter.

  Proxies in the form enclosed are solicited on behalf of the Board. The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and form of proxy is to be borne by the Company. In addition to the solicitation of proxies by use of the mail, directors, officers or other employees of the Company may solicit proxies personally or by telephone or facsimile. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares of record held by such custodians, nominees and fiduciaries, and the Company will, upon request, reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                             ELECTION OF DIRECTORS

  A purpose of the meeting is to elect a board of six directors to serve for a term of one year and until their respective successors are elected and qualified. In the election, the six persons who receive the highest number of votes actually cast will be elected. In March 2001, the Board fixed the number of members that comprise the Board at six members. The proxies named in the proxy card intend to vote for the election of the nominees listed below unless otherwise so instructed. If a holder does not wish his or her shares to be voted for a particular nominee, the holder must strike through the name of the nominee on his proxy card, in which event his shares will be voted for the other listed nominees. If any nominee becomes unable to serve, the proxies may vote for another person designated by the Board or the Board may reduce the number of directors. The Company has no reason to believe that any nominee will be unable to serve.

  Information concerning the persons nominated by the Board, all of whom are currently directors of the Company, is set forth below.

                      Nominees for Election as Directors

 Name and Age                      Principal Occupation and Directorships
 ------------                      --------------------------------------
 Sidney A. Goldblatt Sidney A. Goldblatt, M.D., a co-founder of the Company, has been
  Age 66             Chief Executive Officer since December 1994 and a director of the
                     Company since its formation in 1979. Dr. Goldblatt also served as
                     President of the Company from September 1986 to February 2000 and
                     Chief Operating Officer of the Company from December 1992 to
                     August 1994. Dr. Goldblatt has served as President and sole shareholder of S. Goldblatt Pathology Associates, P.C. since
                     1971.
 Nina M. Dmetruk     Nina M. Dmetruk has served as Executive Vice President & Chief
  Age 48             Financial Officer of the Company since September 1991 and a director of the Company since December 1991. She has served as
                     Secretary of the Company since August 1996 and Treasurer of the
                     Company since April 1998. Effective May 26, 1996, Ms. Dmetruk entered into an employment agreement with the Company under which she agreed to serve as the Executive Vice President-Chief
                     Financial Officer of the Company on a full-time basis. See
                     "Executive Compensation and Related Information--Employment
                     Contracts and Termination of Employment." During her earlier service as Executive Vice President-Chief Financial Officer, Ms.
                     Dmetruk was not an employee of the Company and devoted
                     approximately 60% to 80% of her time to the Company's business.
                     Ms. Dmetruk is a CPA and a CFP and until May 1996 was the sole proprietor of an accounting and consulting firm for more than five years.

 Name and Age                      Principal Occupation and Directorships
 ------------                      --------------------------------------
 Stanley J. Lehman   Stanley J. Lehman has been a director of the Company since
  Age 47             October 1989 and served as Secretary of the Company from October
                     1989 to August 1996. He has been a shareholder in the law firm of
                     Klett Rooney Lieber & Schorling, a professional corporation that has served as general counsel to the Company, for more than five years.

 Larry R. Ferguson   Larry R. Ferguson has been a director of the Company since
  Age 51             December 1997. Mr. Ferguson has been President of the Ferguson
                     Group, a management consulting company, since January 2000. He was President and Chief Executive Officer of Avio Corporation, a
                     health care information systems company, from December 1998 to
                     December 1999. He was President of The Ferguson Group from
                     January 1996 to December 1998. He was employed by First Data
                     Health Systems Corporation, a provider of information systems and related services to health care providers, from May 1980 to June
                     1995, serving as its President from August 1986 to June 1995.

 Curtis S. Goldblatt Curtis S. Goldblatt, M.D., has been a director of the Company
  Age 35             since April 1998. Curtis S. Goldblatt has been an Associate
                     Pathologist of S. Goldblatt Pathology Associates, P.C. and
                     Medical Advisor/Medical Director of the Histologic Technician-
                     Certificate Program at Conemaugh Health System since July 1997.
                     He was employed as Chief Resident of S. Goldblatt Pathology
                     Associates, P.C. from July 1996 to June 1997. Prior to July 1996,
                     Curtis S. Goldblatt was a Pathology Resident at the University of
                     Pittsburgh Medical Center from July 1993 to June 1996. Curtis S.
                     Goldblatt is the son of Dr. Sidney A. Goldblatt.

 Charles A. Schliebs Charles A. Schliebs has been a director of the Company since
  Age 50             March 2000. Charles A. Schliebs has been Managing Director of
                     iNetworks, LLC, a venture capital organization, since May 1999.
                     He was a shareholder in the law firm of Klett Rooney Lieber &
                     Schorling, a professional corporation that has served as general counsel to the Company, from September 1999 to February 2000. He was a partner in the law firm of Jones, Day, Reavis & Pogue from
                     December 1988 to May 1999. Mr. Schliebs also serves on the Board of ITXS, Inc., an e-commerce exchange for high-end computer equipment, and Schwoo, Inc., an information security company.

Required Vote

  There is no cumulative voting in the election of directors. The six nominees for election as directors who receive the highest number of votes actually cast will be elected. Broker non-votes will be treated as shares that neither are capable of being voted nor have been voted and, accordingly, will have no effect on the outcome of the election of directors.

  The Board unanimously recommends a vote FOR each of the nominees listed above.

Board of Directors and Committees

  The Board held thirteen meetings during the year 2000. The Board has a Compensation Committee and an Audit Committee. The Company has no nominating committee. The Compensation Committee, which is currently comprised of Larry
R. Ferguson and Charles A. Schliebs as voting members, and Stanley J. Lehman, as a non-voting advisory member, is responsible for determining the compensation of the executive officers of the Company and for administering the Company's Stock Incentive Plan of 1996, as amended, ("Incentive Plan") and Employee Stock Purchase Plan. The Compensation Committee is also responsible for such related matters as may be delegated to it by the Board. The Compensation Committee held fifteen meetings during the year 2000.

  Stanley J. Lehman, Larry R. Ferguson and Charles A. Schliebs currently serve as the Audit Committee of the Board. Information regarding the functions performed by the Audit Committee and the number of meetings held during the year 2000, is set forth under "Executive Compensation and Related Information--Report of the Audit Committee," included in this annual proxy statement. During 2000, the Board adopted a written charter for the Audit Committee. Each member of the Audit Committee is considered independent, as defined by the National Association of Securities Dealers.

  No director attended fewer than 75% of the total number of meetings of the Board and the meetings of any committee of the Board on which he or she served during the year ended December 31, 2000.

Director Compensation

  Non-employee directors of the Company are reimbursed, upon request, for expenses incurred in attending meetings of the Board, but there are no standard arrangements for compensating them for their service as directors. Mr. Ferguson has been granted options to purchase 28,000 shares of Common Stock under the Company's Incentive Plan. Of these options, 15,000 shares were granted upon his nomination as director, 3,000 shares upon his election by the shareholders and 10,000 shares upon his reelection by the shareholders. Mr. Schliebs has been granted an option to purchase 15,000 shares of Common Stock under the Company's Incentive Plan. Mr. Lehman's law firm receives fees at his regular professional hourly rate for time devoted to Board meetings. Mr. Ferguson and Mr. Schliebs are also to be granted options for shares of Common Stock, as determined by the Board, on each occasion that they are reelected as directors. Directors who are employees of the Company are not paid any separate fees for serving as directors.

Certain Transactions and Business Relationships

  Ms. Dmetruk, a director and executive officer of the Company, Curtis S. Goldblatt, a director of the Company and Jodi Beth Gottlieb are directors and executive officers of Any Travel, Inc., a company which formerly operated a travel agency located in Tucson, Arizona ("Any Travel"). The outstanding shares of Any Travel are held one-third by Bradley L. Goldblatt, Dr. Goldblatt and Ms. Dmetruk as trustees for the benefit of Bradley L. Goldblatt (the "BLG Trust"); one-third by Bradley L. Goldblatt, Dr. Goldblatt and

Ms. Dmetruk as trustees for the benefit of Curtis S. Goldblatt (the "CSG Trust"); and one-third by Jodi Beth Gottlieb, Dr. Goldblatt and Ms. Dmetruk as trustees for the benefit of Jodi Beth Gottlieb (the "JBG Trust"). The BLG Trust, the CSG Trust and the JBG Trust are collectively referred to herein as the "Trusts." Dr. Goldblatt is the father of Bradley L. Goldblatt, Curtis S. Goldblatt and Jodi Beth Gottlieb.

  The Company's principal administrative, sales and marketing, customer service and product development facilities are located in two buildings in Tucson, Arizona which are owned by Any Travel (the "Broadway Property" and the "El Dorado Property"). The Company leases the Broadway Property from Any Travel under a triple-net lease, which provides for a net annual rental that is subject to adjustment based on the consumer price index. The annual rental payments were determined in accordance with an independent appraisal of the fair rental value of the property. The lease expires in September 2001. The Company is currently in the process of negotiating a new lease agreement with Any Travel. During 2000, the Company paid Any Travel rent of $1,223,447.

  The Company leases the El Dorado Property from Any Travel under a ten-year, triple-net lease. The existing tenant leases were assigned to the Company. During 2000, the Company paid Any Travel rent of $921,243 under the lease. The monthly rentals were determined in accordance with an independent appraisal of the fair rental value of the property and are subject to future adjustment in accordance with a formula based on the consumer price index. The lease expires in May 2004.

  The Company used Any Travel as its travel agent through February of 2000. Any Travel has advised the Company that in 2000 it received gross commissions of $38,902 from hotels, airlines and car rental agencies with respect to its travel services for the Company.

  In April 1996, Dr. Goldblatt and the Trusts entered into a Tax Indemnification Agreement with the Company whereby they agreed, among other things, to indemnify the Company for any federal or state income taxes (including interest) incurred by the Company if for any reason the Company is deemed to have been a C corporation during any period for which it reported its taxable income as an S corporation. The Tax Indemnification Agreement also provides for cross-indemnification for any losses or liabilities with respect to certain additional taxes (including interest and, in the case of Dr. Goldblatt and the Trusts, penalties) resulting from the Company's operations during the period in which it reported its taxable income as an S corporation. The Company changed from an S corporation to a C corporation in May 1996 in connection with its initial public offering of Common Stock.

  Stanley J. Lehman, a director of the Company, is a shareholder in the law firm of Klett Rooney Lieber & Schorling, a professional corporation, that serves as the Company's general counsel.

                     RATIFICATION OF SELECTION OF AUDITORS

  The Board has selected Ernst & Young LLP to serve as the Company's auditors for the year ending December 31, 2001. Fees for the last annual audit were $150,000 and all other fees were $66,000, including audit related of $44,000, and nonaudit services of $22,000. Audit related services generally include fees for pension and statutory audits and accounting consultations.

  A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if such person desires to do so, and to respond to appropriate questions.

Required Vote

  The proposal to ratify the selection of Ernst & Young LLP will be approved by the shareholders if it receives the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Abstentions and broker non-votes are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on the proposal.

  The Board unanimously recommends a vote FOR ratification of the selection of Ernst & Young LLP as independent accountants.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each director of the Company, (ii) the Chief Executive Officer of the Company and the Company's other four most highly compensated executive officers for 2000 who were serving as executive officers at the end of the year (the "Named Executive Officers"), (iii) each person or affiliated group of persons known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, and (iv) all of the Company's directors and executive officers as a group.

                                                              Percent of
Name and Address of Beneficial Owner     Number of Shares  Shares Outstanding
------------------------------------     ---------------- -------------------
Sidney A. Goldblatt                         11,924,625(1)        76.6%
 4801 East Broadway Blvd.
 Tucson, AZ 85711
Nina M. Dmetruk                              5,149,094(2)        33.1
 4801 East Broadway Blvd.
 Tucson, AZ 85711
Stanley J. Lehman                                2,000              *
Larry R. Ferguson                               28,000(3)           *
Curtis S. Goldblatt                                 --             --
Charles A. Schliebs                             16,000(4)           *
Mark J. Emkjer                                 182,234(3)         1.2
Ivan G. Boyd                                   117,082(3)           *
Josh E. Wisham                                  41,199(5)           *
Bradley L. Goldblatt                         3,272,760(6)        21.0
 4801 East Broadway Blvd.
 Tucson, AZ 85711
Jodi Beth Gottlieb                           1,636,380(7)        10.5
 c/o Any Travel
 1181 North El Dorado Place
 Tucson, AZ 85715
All directors and executive officers as
 a group (12 persons)                       12,675,666(8)        81.4%

--------
*  Less than 1.0%.

(1) Includes an aggregate of 4,909,140 shares held by the BLG Trust, the CSG Trust and the JBG Trust and 20,625 shares that may be acquired through the exercise of a presently exercisable stock option or shares that may be acquired through the exercise of a stock option that becomes exercisable within 60 days of March 16, 2001. Dr. Goldblatt is a trustee of the Trusts with shared investment power but no voting power with respect to the shares held by the Trusts.

(2) Consists of the shares held by the BLG Trust, the CSG Trust and the JBG Trust and 239,954 shares that may be acquired through the exercise of presently exercisable stock options or shares that may be acquired through the exercise of stock options that become exercisable within 60 days of March 16, 2001. Ms. Dmetruk is a trustee of the Trusts with shared investment and voting power with respect to all of such shares.

(3) Consists of shares that may be acquired through the exercise of presently exercisable stock options or shares that may be acquired through the exercise of stock options that become exercisable within 60 days of March 16, 2001.

(4) Includes 15,000 shares that may be acquired through the exercise of a presently exercisable stock option.

(5) Includes 39,999 shares that may be acquired through the exercise of presently exercisable stock options or shares that may be acquired through the exercise of stock options that become exercisable within 60 days of March 16, 2001.

(6)  Consists of the shares held by the BLG Trust and the CSG Trust. Bradley
     L. Goldblatt is a trustee of the Trusts with shared investment and voting power with respect to all of such shares.

(7) Consists of the shares held by the JBG Trust. Ms. Gottlieb is a trustee of the Trust with shared investment and voting power with respect to all of such shares.

(8) Includes 765,822 shares that may be acquired through the exercise of presently exercisable stock options or shares that may be acquired through the exercise of stock options that become exercisable within 60 days of March 16, 2001.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

  The following table shows all compensation paid to each of the Named Executive Officers for all services rendered to the Company and its subsidiaries for each of the last three completed fiscal years:

                          Summary Compensation Table

                                                      Long-Term
                               Annual Compensation   Compensation
                               --------------------- ------------
                                                      Securities
                                                      Underlying   All Other
Name and Principal Position    Year  Salary  Bonus   Options(Shs) Compensation
---------------------------    ---- -------- ------- ------------ ------------
Sidney A. Goldblatt            2000 $226,456 $12,375    45,000      $    --
Chief Executive Officer        1999  224,911 110,363        --           --
                               1998  208,000      --        --           --

Mark J. Emkjer                 2000  283,654  51,400   138,938        6,701(2)
President and Chief Operating  1999  240,385 122,600   162,500      108,168(2)
Officer (1)                    1998       --      --        --           --

Nina M. Dmetruk                2000  264,694  50,600    90,104        4,759(3)
Executive Vice President &
 Chief Financial               1999  252,991 103,797    21,431        4,331(3)
Officer, Secretary and
 Treasurer                     1998  239,458      --    75,000        1,599(3)

Ivan G. Boyd                   2000  261,083  10,200    25,000        3,506(3)
Senior Vice President--World
 Wide                          1999  317,598  68,412    15,000        2,295(3)
Sales (4)                      1998  243,700      --        --       78,586(5)

Josh E. Wisham                 2000  180,691  26,302    30,000        2,713(3)
Senior Vice President--        1999  107,250   9,900    60,000       13,555(2)
Client Services (6)            1998       --      --        --           --

--------
(1) Mr. Emkjer was elected to his position as President in February 2000 and Chief Operating Officer in January 1999.

(2) Includes Company contributions to the Profit Sharing Plan and relocation expenses and tax reimbursements paid by the Company.

(3) Company contributions to the Profit Sharing Plan for the account of the Named Executive Officer.

(4) Mr. Boyd was elected to his position as Senior Vice President--World Wide Sales in June 2000. From November 1997 until June 2000, Mr. Boyd served as the Company's Senior Vice President--Sales and Marketing.

(5)  Includes relocation expenses and tax reimbursements paid by the Company.

(6) Mr. Wisham was elected to his position as Senior Vice President--Client Services in April 2000. From April 1999 until April 2000, Mr. Wisham served as the Company's Vice President--Client Services.

                       Option Grants in Last Fiscal Year

  The following table provides information on options granted to the Named Executive Officers in 2000 under the Company's Incentive Plan:

                                   Individual Grants
                     ---------------------------------------------
                     Number of                                     Potential Realizable Value
                     Securities  Percent of                          At Assumed Annual Rates
                     Underlying Total Options                      of Stock Price Appreciation
                      Options    Granted to   Exercise                 for Option Term(2)
                      Granted     Employees     Price   Expiration ---------------------------
Name                  (Shs)(1)     in 2000    Per Share    Date            5%            10%
----                 ---------- ------------- --------- ---------- ---------------------------
Sidney A. Goldblatt    45,000        4.19%     $ 7.625   6/08/10   $    215,789     $  546,853
Mark J. Emkjer        113,938       10.61        13.00   1/01/10        931,515      2,360,642
                       25,000        2.33        7.625   6/08/10        119,883        303,807
Nina M. Dmetruk        65,104        6.06        13.00   1/01/10        532,266      1,348,867
                       25,000        2.33        7.625   6/08/10        119,883        303,807
Ivan G. Boyd           15,000        1.40       12.875   2/05/10        121,455        307,792
                       10,000         .93        7.625   6/08/10         47,953        121,523
Josh E. Wisham         20,000        1.86        11.25   4/06/10        141,501        358,592
                       10,000         .93        7.625   6/08/10         47,953        121,523

--------
(1) Options granted under the Incentive Plan typically have a ten-year term and vest as specified in the stock option agreements. Options under the plan may be granted as incentive stock options ("ISOs") or nonstatutory stock options ("NSOs"). Options are granted with an exercise price equal to at least the fair market value of the Company's Common Stock on the date of grant. All options heretofore granted are NSOs and have an exercise price equal to the fair market value of the Common Stock on the date of grant.

(2) Potential realizable value is based on the assumption that the market price of the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the end of the ten year option term. Potential realizable value is shown net of exercise price. These numbers are calculated based on the regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

  The following table sets forth information concerning the value of unexercised options held by each of the Named Executive Officers, as of December 31, 2000. No options were exercised by such persons during 2000.

                        Number of Securities               Value of Unexercised
                       Underlying Unexercised              In-the-Money Options
                     Options at Fiscal Year End             At Fiscal Year End
                     ------------------------------   -------------------------------
Name                 Exercisable     Unexercisable    Exercisable(1) Unexercisable(1)
----                 -------------   --------------   -------------- ----------------
Sidney A. Goldblatt           11,250           33,750    $14,766         $44,297

Mark J. Emkjer               103,818          197,620      8,203          24,609

Nina M. Dmetruk              192,419          120,166      8,203          24,609

Ivan G. Boyd                 108,750           31,250    109,531           9,844

Josh E. Wisham                27,500           62,500      3,281           9,844

--------
(1) The last sale price of a share of the Company's Common Stock on December 29, 2000 as reported by the Nasdaq National Market System was $8.9375.

Employment Contracts and Termination of Employment

  Effective May 26, 1996, the Company entered into an employment agreement with Nina M. Dmetruk under which she agreed to serve as the Company's Executive Vice President--Chief Financial Officer at a base annual salary of $220,000. Effective January 1, 2000, Ms. Dmetruk's base annual salary was increased to $265,000. The agreement is terminable by either party upon 90 days written notice and by the Company immediately for cause, including any breach by Ms. Dmetruk of her agreement not to compete with the Company. Ms. Dmetruk agreed to devote her full working time to the Company's business, except that during the first six months of her employment she was permitted to devote a reasonable amount of time to winding down her accounting practice, with an appropriate reduction of her base compensation for time devoted to that activity. Ms. Dmetruk is entitled to participate in any discretionary bonuses paid to officers in general. Under the terms of the employment agreement, Ms. Dmetruk received on May 30, 1996 an option under the Incentive Plan to purchase 126,050 shares of Common Stock at the IPO price. On April 3, 1997, this option to purchase 126,050 shares of Common Stock was modified to reduce the exercise price to $10.50. Ms. Dmetruk will be entitled to $1.2 million in severance pay in the event that the employment agreement is terminated: (i) by the Company at any time for other than cause; (ii) by Ms. Dmetruk within 90 days of such time as Sidney A. Goldblatt, Bradley L. Goldblatt, Curtis S. Goldblatt and Jodi Beth Gottlieb, and trusts created for their benefit, cease to own, directly or indirectly, fifty percent or more of the outstanding stock of the Company; or (iii) by Ms. Dmetruk because of a material breach of the agreement by the Company which has not been corrected by the Company within ten days written notice of such breach or because of certain gross negligence, willful misconduct or malfeasance by the Company which is determined to be detrimental to Ms. Dmetruk.

  Effective December 14, 1998, the Company entered into an employment agreement with Mark J. Emkjer under which he agreed to serve as Chief Operating Officer of the Company at a base annual salary of $250,000. Effective January 1, 2000, Mr. Emkjer's base annual salary was increased to $285,000. The agreement is terminable by either party upon 90 days written notice and by the Company immediately for cause, including Mr. Emkjer's breach of his agreement not to compete with the Company. Mr. Emkjer is entitled to participate in any discretionary bonuses paid to officers in general. Under the terms of the employment agreement, Mr. Emkjer received on January 4, 1999 an option under the Incentive Plan to purchase 125,000 shares of Common Stock at $13.125 per share (the fair market value of the Common Stock on the date of grant). Also pursuant to terms of his employment agreement, Mr. Emkjer received on July 1, 1999 an option under the Incentive Plan to purchase 37,500 shares of Common Stock at $15.71875 per share (the fair market value of the Common Stock on the date of grant) and on January 1, 2000, Mr. Emkjer received an option to purchase 113,938 shares of Common Stock at $13.00 per share (the fair market value of the Common Stock on the date of grant). These options were awarded as a result of Mr. Emkjer meeting certain of his written performance goals in 1999.

Report of the Audit Committee

  The Audit Committee of the Board assists the Board with overseeing the Company's financial process. The Company's management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In assisting the Board with fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and the Company's accounting and financial reporting controls.

  The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee evaluated, reviewed and discussed the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

  The Audit Committee also discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee met with the Company's independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. During the year 2000, the Audit Committee held three meetings.

  In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also selected, subject to shareholder ratification, the Company's independent auditors.

                          The Audit Committee of the Board of Directors,

                          Stanley J. Lehman             Larry R. Ferguson
                          Committee Chair               Charles A. Schliebs


Compensation Committee Interlocks and Insider Participation

  Except as contemplated by employment agreements, the compensation of the officers of the Company for the year ended December 31, 2000 was determined by the Compensation Committee, then composed of Dr. Richard W. Barker, Larry R. Ferguson, Charles A. Schliebs and Stanley J. Lehman. Stanley J. Lehman is a shareholder in the law firm of Klett Rooney Lieber & Schorling, the Company's general counsel. See "Election of Directors--Certain Transactions and Business Relationships."

Report of the Compensation Committee on Executive Compensation

  The executive officer compensation programs utilized by the Company include cash compensation paid as salary and discretionary bonuses, stock options granted under the Company's Incentive Plan, and Company contributions to the Profit Sharing Plan for the accounts of executive officers. Executive officers, except those who own more than 5% of the outstanding Common Stock, are also eligible to participate in the Employee Stock Purchase Plan. These programs are designed to attract, retain and reward highly qualified executive officers who are important to the Company's success and to provide incentives relating directly to the financial performance and long-term growth of the Company.

  Except as contemplated by employment agreements, salaries, as well as the number of shares covered by stock options, for the year 2000 were established primarily by evaluating the executive officer's, including the chief executive officer's, position with and contributions to the Company, including individual performance, level of responsibility, technical expertise and length of service; Company performance; and industry compensation levels. No particular weight was given to any single factor.

  Generally, under the Company's discretionary bonus program, annual bonuses may be paid to the eligible officers of the Company only if the Company attains or exceeds a predetermined percentage of its budgeted pre-tax income for the year (after giving effect to the potential bonuses) and takes into account the officer's base salary, the officer's level within the Company and the Company's pre-tax income for the year. The payment of bonuses in any given year is within the discretion of the Compensation Committee, and bonuses determined under the formula are subject to adjustment in individual cases.

  The Compensation Committee of the Board has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, which imposes a limit on tax deductions for annual compensation in excess of $1,000,000 paid to its chief executive officer and its four most highly compensated executive officers in any fiscal year. The Committee does not believe that this limitation will apply in the foreseeable future. The Incentive Plan is structured to qualify options and stock appreciation rights granted thereunder as "performance based" compensation that is excluded from the calculation of the $1,000,000 limitation.

                          The Compensation Committee of the Board of
                          Directors,

                          Larry R. Ferguson             Stanley J. Lehman
                          Charles A. Schliebs

                         STOCK PRICE PERFORMANCE GRAPH

  The graph below provides an indicator of cumulative total shareholder returns ("Total Return") for the Company as compared with the Center for Research in Security Prices ("CRSP") Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the CRSP Total Return Index for the Nasdaq Computer and Data Processing Services Stocks.

  This graph covers the period May 31, 1996, when Sunquest's Common Stock began trading on the Nasdaq National Market System, through December 29, 2000.

             5/31/96 6/28/96 9/30/96 12/31/96 3/31/97 6/30/97 9/30/97 12/31/97
             ------- ------- ------- -------- ------- ------- ------- --------

Sunquest     $100.00  $83.92 $103.50  $ 79.72  $54.55 $ 83.92 $ 84.62  $ 54.55

The Nasdaq   $100.00  $95.49 $ 98.90  $103.78  $98.15 $116.13 $135.77  $127.11
 Stock
 Market (U.S.
 Companies)

Nasdaq       $100.00  $96.34 $ 98.27  $102.18  $94.84 $121.61 $132.99  $125.52
 Computer
 and Data
 Processing
 Services
 Stocks



             3/31/98 6/30/98 9/30/98 12/31/98 3/31/99 6/30/99 9/30/99 12/31/99
             ------- ------- ------- -------- ------- ------- ------- --------

Sunquest     $ 54.20 $ 51.05 $ 50.35  $ 79.02 $ 65.73 $ 90.21 $ 90.21  $ 75.52

The Nasdaq   $148.76 $152.86 $137.94  $179.25 $201.03 $219.91 $225.39  $333.12
 Stock
 Market (U.S.
 Companies)

Nasdaq       $165.82 $183.67 $172.36  $223.96 $270.19 $281.05 $292.69  $492.10
 Computer
 and Data
 Processing
 Services
 Stocks

             3/31/00 6/30/00 9/29/00 12/29/00
             ------- ------- ------- --------

Sunquest     $ 62.94 $ 60.14 $ 76.22  $ 50.00

The Nasdaq   $373.86 $325.04 $299.08  $200.43
 Stock
 Market (U.S.
 Companies)

Nasdaq       $486.61 $397.57 $367.91  $227.60
 Computer
 and Data
 Processing
 Services
 Stocks
(1) Assumes $100 invested on May 31, 1996 in Sunquest Common Stock, The Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer and Data Processing Services Stocks.
(2) Total Return assumes reinvestment of dividends. Except for S corporation distributions, no dividends have been declared or paid on the Company's Common Stock.

                       PROPOSALS FOR NEXT YEAR'S MEETING

  Shareholder proposals intended to be presented at the 2002 Annual Meeting must be received by the Company by November 28, 2001 to be considered for inclusion in the Company's Proxy Statement and form of proxy for that meeting.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, officers, and persons who are directly or indirectly the beneficial owners of more than 10% of the Common Stock of the Company are required to file with the Commission, within specified monthly and annual due dates, a statement of their initial beneficial ownership and all subsequent changes in ownership of common stock. Rules of the Commission require such persons to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, the Company believes that, during the year ended December 31, 2000, all such persons complied with all applicable filing requirements.

                                                                     APPENDIX A

                      SUNQUEST INFORMATION SYSTEMS, INC.

                            Audit Committee Charter

  The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Sunquest Information Systems, Inc. (the "Company") was established by action of the Board pursuant to the Bylaws of the Company. The Bylaws set forth the procedures for committees of the Board, including the Committee. This Charter is intended to supplement the relevant provision of the Company's Bylaws and to specify the Committee's responsibilities, and how it carries out those responsibilities, including its structure, processes and membership requirements.

COMPOSITION

  The Committee will be comprised of three (3) or more directors as determined by the Board. The members of the Committee will be elected each year by the Board. One (1) of the members of the Committee will be elected Committee Chair by the Board. The members of the Committee will be listed in the proxy statement delivered to shareholders.

  Presently, a majority of the members of the Committee must be "independent directors" as that term is defined by the National Association of Securities Dealers, Inc. ("NASD") listing standards as currently in effect. Effective June 14, 2001, all of the members of the Committee must be "independent directors" as that term is defined by NASD Rule 4200(a)(15). Each member of the Committee must be financially literate; and, at least one member must be an experienced financial person. These characteristics will be determined and evaluated by the Board.

MEETINGS

  The Committee shall hold at least two (2) scheduled meetings each calendar year, and other meetings from time to time as may be called pursuant to the Company's Bylaws as the Committee deems necessary. The Committee shall also meet in separate executive sessions with the chief financial officer and the Company's independent accountants at least once each year and at other times when considered appropriate.

  A majority of the members shall constitute a quorum for any meeting of the Committee. A majority of the members in attendance shall decide any question brought before any meeting of the Committee. Content of the agenda for each meeting should be cleared by the Committee Chair.

  Minutes of each meeting shall be prepared, filed with the Company's minute books and timely presented to the Company's Board members who are not members of the Committee.

GENERAL RESPONSIBILITIES

  While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure the Company's compliance with laws and regulations and the Company's business conduct guidelines.

  The Committee's primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to the Company's shareholders and the Securities and Exchange Commission (the "SEC"), (ii) the system of internal controls that the Company's management has established, and (iii) the Company's internal and external audit process. In addition, the Committee provides an avenue for communication between the independent accountants, financial management and the Board.

  In assisting the Board in fulfilling its oversight responsibilities for these matters, the Committee shall (1) recommend to the Board a firm of independent certified public accountants to audit the annual financial statements of the Company; (2) discuss with the Company's independent accountants and approve in advance the scope of the Company's annual audit;
(3) review with the independent accountants the Company's financial statements and the audit report; (4) consult with the Company's internal compliance staff and review management's administration of the system of internal accounting control, as deemed necessary; (5) review the Company's procedures relating to business ethics and compliance with the Federal and state securities laws; (6) review the Company's procedures relating to compliance with NASD issuer requirements; and (7) perform such other duties as may be consistent with the duties of the Committee.

  The Committee should have a clear understanding with the independent accountants that they must maintain an open relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Committee and the Board.

  The Committee shall make regular reports to the Board concerning its activities.

AUTHORITY

  Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, the internal controls of the Company and other matters and activities consistent with the responsibilities of the Committee. In this regard, the Committee shall have the authority to approve the retention of professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

SPECIFIC RESPONSIBILITIES

  In carrying out its oversight responsibilities, the Committee shall:

  1. Review and reassess the adequacy of this Charter as necessary, but at least annually, and recommend any proposed changes to the Board for approval.

  2. Review with the Company's management and independent accountants the Company's accounting and financial reporting controls.

  3. Provide sufficient opportunity for the independent accountants to meet with the members of the Committee without members of management being present.

  4. Review with the Company's management and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

  5. The Committee will review annually with management the fee arrangement and the scope of the audit with the independent accountants.

  6. Evaluate, discuss and assess the independence of the independent accountants. Obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, or successor provision.

  7. Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q.

  8. At the completion of the annual audit, review with management and the independent accountants the following:

    (i) The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K, to the extent that the Committee or the independent accountant feels it is necessary.

    (ii) Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in the Company's accounting principles and their application.

    (iii) Significant adjustments (if any) proposed by the independent accountants and significant transactions not a normal part of the Company's operations.

    (iv) Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

    (v) Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90, or successor provisions, relating to the conduct of the audit. Further, receive a communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, or successor provisions.

    If deemed appropriate after such review and discussion, recommend to the Board that the audited financial statements be included in the Company's annual report on Form 10-K.

   9. After preparation, approve the report required under SEC rules to be included in the Company's annual proxy statement. This Charter shall be published as an appendix to the proxy statement at least once every three years.

  10. Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

  11. Meet with management and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those which may be characterized as material or serious. Typically, such recommendations will be presented by the independent accountants in the form of a management letter of comments and recommendations to the Committee. The Committee should review responses of management to the management letter of comments and recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

  12. Recommend to the Board the selection, retention or termination of the Company's independent accountants.

  13. Review with management and the independent accountants the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees.

  14. Generally as part of the review of the annual financial statements, receive an oral report from the Company's general counsel concerning legal and regulatory matters that may have a material impact on the financial statements. Review reports from regulators.

  15. As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Committee related rules of the NASD, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

  16. Advise the Board through minutes and special presentations as necessary of significant developments in the course of performing the above responsibilities with such recommendations, as the Committee deems necessary.

  17. Recommend to the Board any appropriate extensions or changes in the duties of the Committee.

                                            APPROVED AND ADOPTED:

                                            BY THE BOARD:

                                            Date: May 4, 2000

                                            BY THE COMMITTEE:

                                            Date: May 4, 2000

                                                             Please mark
                                                            your votes as  [X]
                                                             indicated in
                                                             this example

1. Election of Directors:

      FOR all nominees                  WITHHOLD
      listed at right                  AUTHORITY
     (except as marked          to vote for all nominees
      to the contrary)              listed at right

           [_]                            [_]

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Dr. Sidney A. Goldblatt       Larry R. Ferguson
Nina M. Dmetruk              Stanley J. Lehman
Dr. Curtis S. Goldblatt       Charles A.Schliebs

2. Proposal to ratify the selection of Ernst & Young LLP to audit the books and accounts of the Company for the year ending December 31, 2001.

                        FOR          AGAINST         ABSTAIN

                        [_]            [_]             [_]


3. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. HOWEVER, IN THE ABSENCE OF DIRECTION TO THE CONTRARY, THE ATTORNEYS NAMED HEREIN INTEND TO VOTE THIS PROXY "FOR" THE ELECTION AS DIRECTORS OF ALL THE NOMINEES LISTED, "FOR" PROPOSAL 2 AND FOR MATTERS WHICH MAY BE PRESENTED AT THE MEETING IN ACCORDANCE WITH RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF NOTICE OF THE AFORESAID ANNUAL MEETING OF SHAREHOLDERS.



Signature                          Signature                       Date
          ------------------------           ---------------------      --------

NOTE: Please sign exactly as name appears hereon. Joint holders should each sign. When signing as attorney, executor, administrator, trustee or guardian please indicate the capacity in which you are signing. If a corporation or other entity, please sign in full corporate or entity name by authorized person.


                          *  FOLD AND DETACH HERE  *

                                     PROXY

                      SUNQUEST INFORMATION SYSTEMS, INC.
                         4801 East Broadway Boulevard
                             Tucson, Arizona 85711

    The undersigned shareholder of Sunquest Information Systems, Inc. (the "Company") hereby appoints Dr. Sidney A. Goldblatt and Nina M. Dmetruk, and each of them, as the attorneys and proxies of the undersigned, with full power of substitution, to represent and to vote, as designated on the reverse side, all the shares of Common Stock, no par value, of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at the Viscount Suite Hotel, 4855 East Broadway Blvd., Tucson, Arizona, on Wednesday, April 25, 2001, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.

                (Please sign on reverse side and return immediately)

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                          *  FOLD AND DETACH HERE  *